Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information as of the dates and for the periods indicated gives effect to the acquisition by Jarden Corporation (“Jarden”) on October 3, 2013, of Yankee Candle Investments LLC (“Yankee Candle”), a Delaware limited liability company (the “Acquisition”), as well as the related Financings, as defined below (collectively, the “Transactions”).

The following unaudited pro forma condensed combined balance sheet as of June 30, 2013 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 are based on the historical financial statements of Jarden and Yankee Candle, adjusted to reflect the purchase method of accounting and the preliminary assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Yankee Candle maintains its books using a 52/53 week year and the fiscal year 2012 includes fifty-two weeks. For purposes of unaudited pro forma condensed combined statements of operations, Jarden has utilized Yankee Candle’s historical results for the twenty-six week period ended June 29, 2013 and fifty-two week period ended December 29, 2012 in the results of operations for the pro forma periods ended June 30, 2013 and December 31, 2012, respectively. Furthermore, for purposes of the unaudited pro forma condensed combined balance sheet, Jarden has utilized Yankee Candle’s historical position as of June 29, 2013 in the pro forma financial position as of June 30, 2013.

The pro forma information is preliminary, is being furnished solely for informational purposes and is not necessarily indicative of the combined financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had Jarden and Yankee Candle filed consolidated income tax returns during the periods presented.

The unaudited condensed combined financial information gives effect to events that are directly attributable to the Transactions, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the combined company. Pro forma adjustments are necessary to reflect the purchase price, the new debt and equity structure and to adjust Yankee Candle’s net tangible and intangible assets and liabilities to preliminary estimated fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, interest expense and the income tax effects related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based on Jarden and Yankee Candle managements’ current estimates of the fair value of the assets to be acquired and liabilities to be assumed and are based on all available information, including, in part, certain preliminary valuation and other analyses. Managements’ estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements are subject to change and may differ materially from actual adjustments, which will be based on the final determination of fair value and useful lives.

The final purchase price allocation will be completed after asset and liability valuations are finalized. A final determination of fair value, which has not been completed, will be determined by Jarden and Yankee Candle management after giving consideration to relevant information, including a final valuation prepared by independent valuation specialists. This final determination of fair value will be based on the actual net tangible and intangible assets of Yankee Candle that exist as of the effective date of the Acquisition. Any final adjustments may change the allocation of purchase price and could affect the fair value assigned to the assets and liabilities and result in a change to the unaudited pro forma condensed combined financial statements presented herein. Amounts preliminarily allocated to and the estimated useful lives of intangible assets with indefinite and definite lives may change significantly, which could result in a material increase or decrease in amortization of definite lived intangible assets. Estimates related to the determination of fair value and useful lives of other assets acquired may also change, which could affect the fair value assigned to the other assets and result in a material increase or decrease in depreciation or amortization expense.

The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had been completed on June 30, 2013 and combines the historical unaudited balance sheet of Jarden at June 30, 2013 and the historical unaudited balance sheet of Yankee Candle at June 29, 2013.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 are presented as if the transaction had been completed on January 1, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 combines the historical results of Jarden for the year ended December 31, 2012 and Yankee Candle for the fifty-two week period ended December 29, 2012. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 combines the historical results of Jarden for the six months ended June 30, 2013 and Yankee Candle for the twenty-six week period ended June 29, 2013.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Jarden’s Current Report on Form 8-K, filed on August 16, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as well as Yankee Candle’s historical consolidated financial statements and accompanying notes, which are filed as exhibits to this Current Report on Form 8-K.

As part of the Transactions, Jarden incurred additional indebtedness, sold additional shares of its common stock through an equity offering and refinanced substantially all of Yankee Candle’s historical debt (collectively, the “Financings”).

The estimated income tax rate applied to the pro forma adjustments is 38.0%, the expected statutory rate, and all other tax amounts are stated at their historical amounts as the combined company’s overall effective tax rate has not yet been determined.

No material pro forma adjustments were required to conform Yankee Candle’s accounting policies to Jarden’s accounting policies. Certain reclassifications have been made to conform to Jarden’s presentation.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated financial condition or results of operations of the combined company that would have been reported had the transaction been completed as of the dates presented and should not be considered as representative of the future consolidated financial condition or results of operations of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

OF JARDEN AND YANKEE CANDLE

AS OF JUNE 30, 2013

(in millions)

	Jarden	Yankee Candle (a)	Pro Forma Adjustments		Pro Forma
Assets:
Cash and cash equivalents	$788.3	$3.8	$(328.1	) (b)	$464.0
Accounts receivable, net	1,180.3	52.3	—		1,232.6
Inventories	1,523.4	108.3	82.8	(e)	1,714.5
Deferred income taxes	186.5	8.6	(26.1	) (f)	169.0
Prepaid expenses and other current assets	170.0	26.7	—		196.7

Total current assets	3,848.5	199.7	(271.4)		3,776.8

Property, plant and equipment, net	677.2	128.1	—		805.3
Goodwill	1,820.1	643.6	209.0	(c)	2,672.7
Intangibles, net	1,240.2	267.9	907.1	(g)	2,415.2
Other assets	151.1	20.3	(12.5	) (i)	158.9

Total assets	$7,737.1	$1,259.6	$832.2		$9,828.9

Liabilities:
Short-term debt and current portion of long-term debt	$525.4	$1.7	$—		$527.1
Accounts payable	677.8	23.7	—		701.5
Accrued salaries, wages and employee benefits	161.7	9.0	—		170.7
Other current liabilities	406.4	57.1	11.0	(h)(i)	474.5

Total current liabilities	1,771.3	91.5	11.0		1,873.8

Long-term debt	3,401.9	1,211.1	(461.8	) (h)	4,151.2
Deferred income taxes	593.7	118.3	333.2	(f)	1,045.2
Other liabilities	357.7	20.7	25.0	(j)	403.4

Total liabilities	6,124.6	1,441.6	(92.6)		7,473.6

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	1.4	120.0	(119.8	) (d)	1.6
Additional paid-in capital	1,565.4	—	744.7	(d)	2,310.1
Retained earnings (deficit)	910.4	(298.0)	295.9	(d)	908.3
Accumulated comprehensive income (loss)	(89.3)	(4.0)	4.0	(d)	(89.3)
Treasury stock	(775.4)	—	—		(775.4)

Total stockholders’ equity (deficit)	1,612.5	(182.0)	924.8		2,355.3

Total liabilities and stockholders’ equity	$7,737.1	$1,259.6	$832.2		$9,828.9

See notes to unaudited pro forma condensed combined balance sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Certain reclassifications have been made to the historical presentation of Yankee Candle financial information in order to conform to Jarden’s presentation.

(b)	Represents estimated sources and uses of funds as follows (in millions):

Sources of funds:
Issuance of Jarden Common Stock	$775.5
New Jarden debt, net of discount of $3.7 million	746.3

Total sources	$1,521.8

Uses of funds:
Purchase of Yankee Candle – Cash portion	560.7
Refinancing of Yankee Candle historical debt, including prepayment premium and accrued interest	1,250.4
Estimated transaction fees and expenses related equity offering	30.6
Estimated debt issue costs—new financing	4.8
Estimated direct transaction fees and expenses	3.4

Total uses	$1,849.9

Net use of historical cash	$328.1

(c)	Under the purchase method of accounting, the total estimated consideration will be allocated to Yankee Candle’s tangible and intangible assets and liabilities based on the final determination of the estimated fair value as of the effective date of the Acquisition. The preliminary estimated consideration is allocated as follows:

Calculation of consideration (in millions):
Purchase of Yankee Candle – Cash portion (1)	$560.7
Contingent consideration (2)	55.0

Total consideration	$615.7

Preliminary Allocation of Consideration (in millions):
Total consideration	$615.7
Yankee Candle book value of net liabilities (see note d)	182.0
Adjustments to historical net book values:
Inventories (see note e)	(82.8)
Intangible assets (see note g)	(907.1)
Other non-current assets—deferred debt issue costs (see note i)	17.3
Long-term debt—original issue discount and prepayment premium (see note h)	23.3
Current deferred tax liability (see note f)	26.1
Non-current deferred tax liability (see note f)	334.5

Adjustment to goodwill	$209.0

(1)	Represents estimated cash consideration to purchase all Yankee Candle’s common units. The cash consideration paid is subject to adjustment based on certain net working capital balances. As such, the estimated cash consideration is subject to change.

(2)	The contingent consideration represents the estimated fair value of future earnout payments to be paid in cash based upon the achievement of certain operating targets. The projected achievement of such targets requires significant use of judgment and assumptions. As such, the estimated fair value of the contingent consideration, which is based on preliminary assumptions, is subject to change.

(d)	Represents adjustments to reflect the elimination of the historical member’s deficit of Yankee Candle totaling $182.0 million; the issuance of $775.5 million of new Jarden equity; and the incurrence of approximately $32.7 million of transaction fees and expenses related to equity.

(e)	Represents the estimated purchase accounting adjustment of $82.8 million to capitalize manufacturing profit in inventory. This amount was estimated as part of the initial assessment of the fair value of assets to be acquired and liabilities to be assumed. This adjustment is preliminary. The actual adjustment may differ materially based on the final determination of fair value and is subject to change.

(f)	Reflects the estimated impact of the purchase accounting adjustments (see note c) on deferred tax assets and liabilities, as well as the deferred tax impact of $1.3 million related to certain transaction costs. These estimates are based on the estimated statutory tax rate of 38.0%.

(g)	The pro forma amount of approximately $1.2 billion for intangible assets acquired represents an increase of $907.1 million as a result of increasing the historical book value to the preliminary estimated fair value. The actual adjustment may differ materially based on the final determination of fair value and is subject to change. See note c hereafter in the “Notes to Unaudited Pro Forma Condensed Combined Statements of Operations” for additional details regarding the pro forma adjustments to reflect incremental amortization resulting from preliminary fair value adjustments to definite-lived intangible assets.

Approximately $1.0 billion of the preliminary estimated fair value has been allocated to intangible assets with indefinite lives, consisting primarily of the various brand names, trade names and trademarks under which Yankee Candle does business. The assumption that these intangibles will not be amortized and will have indefinite remaining useful lives is based on many factors and considerations, including name awareness and the assumption of continued use of the Yankee Candle and related brands as part of the marketing strategy of the combined company. These assumptions and adjustments are preliminary. The actual adjustment may differ materially based on the final determination of fair value and is subject to change.

(h)	Represents the adjustments necessary to reflect the issuance of new Jarden debt and refinancing certain historical Yankee Candle debt. The composition of the pro forma adjustment is as follows (in millions):

Issuance of new debt	$746.3
Refinancing of existing Yankee Candle debt:
Debt principal and prepayment premium	(1,231.4)
Accrued interest	(19.0)
Debt fair market value adjustment (1)	14.0
Debt discount	9.3

$(480.8)

Balance sheet allocation:
Other current liabilities (see note i)	$(19.0)
Long-term debt	(461.8)

$(480.8)

(1)	Represents the premium paid to retire Yankee Candle’s $188.0 million aggregate principal amount of senior subordinated notes due 2017 and $311.3 million aggregate principal amount of senior PIK notes due 2016

(i)	Other Assets – Represents the adjustments necessary to reflect the net decrease in deferred financing costs related to $4.8 million incurred in connection with the issuance of new debt offset by the elimination of Yankee Candle’s historical debt issue costs of $17.3 million.

Other Current Liabilities – Represents the adjustments necessary to reflect the payment of accrued interest of $19.0 million related to the refinancing of existing Yankee Candle debt (see note h) and the accrual of an estimated $30.0 million of contingent consideration.

(j)	Represents the adjustment necessary to reflect the estimated $25.0 million long-term portion of the contingent consideration.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF JARDEN AND YANKEE CANDLE

YEAR ENDED DECEMBER 31, 2012

(in millions, except per share data)

	Jarden	Yankee Candle 52 Weeks Ended December 29, 2012 (a)	Pro Forma Adjustments		Pro Forma (b)
Net sales	$6,696.1	$844.2	$—		$7,540.3
Cost of sales	4,771.7	363.8	—		5,135.5

Gross profit	1,924.4	480.4	—		2,404.8
Selling, general and administrative expenses	1,320.5	303.6	13.9	(c)	1,638.0
Reorganization costs, net	27.1	1.7	—		28.8

Operating earnings	576.8	175.1	(13.9)		738.0
Interest expense, net	185.3	106.9	(83.5	)(d)	208.7
Loss on early extinguishment of debt	—	13.4	—		13.4

Income before taxes	391.5	54.8	69.6		515.9
Income tax provision	147.6	21.9	26.4	(e)	195.9

Net income	$243.9	$32.9	$43.2		$320.0

Earnings per share:
Basic	$2.08			(f)	$2.39
Diluted	$2.06			(f)	$2.38
Weighted average shares outstanding:
Basic	117.5		16.5	(f)	134.0
Diluted	118.2		16.5	(f)	134.7

See notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF JARDEN AND YANKEE CANDLE

SIX MONTHS ENDED JUNE 30, 2013

(in millions, except per share data)

	Jarden	Yankee Candle 26 Weeks Ended June 29, 2013 (a)	Pro Forma Adjustments		Pro Forma (b)
Net sales	$3,339.5	$319.1	$—		$3,658.6
Cost of sales	2,382.5	144.8	—		2,527.3

Gross profit	957.0	174.3	—		1,131.3
Selling, general and administrative expenses	719.5	151.5	7.6	(c)	878.6
Reorganization costs, net	1.4	0.8	—		2.2

Operating earnings	236.1	22.0	(7.6)		250.5
Interest expense, net	95.8	49.0	(37.3	)(d)	107.5
Loss on early extinguishment of debt	25.9	—	—		25.9

Income (loss) before taxes	114.4	(27.0)	29.7		117.1
Income tax provision (benefit)	42.4	(9.1)	11.3	(e)	44.6

Net income (loss)	$72.0	$(17.9)	$18.4		$72.5

Earnings per share:
Basic	$0.66			(f)	$0.58
Diluted	$0.65			(f)	$0.57
Weighted average shares outstanding:
Basic	109.3		16.5	(f)	125.8
Diluted	110.1		16.5	(f)	126.6

See notes to unaudited pro forma condensed combined statements of operations.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Certain reclassifications have been made to the historical presentation of Yankee Candle financial information in order to conform to the pro forma condensed combined presentation.

(b)	The pro forma statements of operations do not reflect the following: an estimated $82.8 million non-recurring increase in cost of sales that will be incurred as the capitalized manufacturing profit added to inventory under purchase accounting is recorded as those inventories are sold following the close of the Acquisition and a charge of approximately $3.4 million for estimated transactions costs. These charges are directly attributable to the Acquisition, are non-recurring in nature and are not expected to have a continuing impact on the results of operations of the combined company.

(c)	Represents a preliminary pro forma adjustment to reflect incremental amortization resulting from the fair value adjustments to definite-lived intangible assets subject to amortization. The amount of this adjustment and the assumptions regarding useful lives is preliminary. The actual adjustments may differ materially based on the final determination of fair value and useful lives and is subject to change. The pro forma adjustments for amortization expense are as follows:

				Yankee Candle Amortization
($ in millions)	Fair Value	Useful Life (years)	Pro Forma Annual Amortization	26 Weeks Ended June 29, 2013	52 Weeks Ended December 31, 2012
Amortizable intangibles:
Customer and distributor relationships	$130.0	12	$10.8
Technology (including patents)	15.0	4	3.8
Brand names, trade names and trademarks	5.0	6	0.8

Total amortizable intangibles	$150.0

Indefinite-lived intangibles:
Brand names, trade names, and trademarks	$1,025.0		—

Total amortization			$15.4	$0.1	$1.5

Pro forma adjustment to amortization				$7.6	$13.9

(d)	Represents the pro forma interest expense adjustment for the six months ended June 30, 2013 and the year ended December 31, 2012, to reflect the new debt structure. The pro forma adjustments for interest expense are as follows:

(in millions)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Interest expense on new debt (1)	$11.1	$22.2
Amortization of debt discount and debt issue costs (2)	0.6	1.2

Pro forma total interest expense	11.7	23.4
Less: Yankee Candle historical interest expense (3)	(49.0)	(106.9)

Pro forma adjustment	$(37.3)	$(83.5)

(1)	Reflects a pro forma weighted average effective interest rate of approximately 3.1%
(2)	Amortized over a weighted average life of approximately 7 years
(3)	Reflects historical interest expense for the 26 weeks ended June 29, 2013 and 52 weeks ended December 29, 2012, respectively

(e)	Reflects the pro forma tax effect of the above adjustments at an estimated combined statutory tax rate of 38%.

(f)	The pro forma per share calculation for the six months ended June 30, 2013 and for the year ended December 31, 2012 is as follows:

(in millions, except per share data)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Pro forma net income	$72.5	$320.0

Weighted average shares outstanding:
Basic:
Jarden – as reported	109.3	117.5
Shares issued related to Jarden equity offering (1)	16.5	16.5

Basic – pro forma	125.8	134.0

Diluted:
Jarden – as reported	110.1	118.2
Shares issued related to Jarden equity offering (1)	16.5	16.5

Diluted – pro forma	126.6	134.7

Pro forma earnings per share:
Basic	$0.58	$2.39
Diluted	$0.57	$2.38

(1)	Based upon an equity offering of approximately $775 million at an offering price of $47 per share.